Dennis Brovarone
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

November 23, 2009

Board of Directors
Mantra Venture Group Ltd.
1205 – 207 West Hastings Street
Vancouver, British Columbia, Canada V6B 1H7

Re:  Registration Statement on Form S-8

Gentlemen:

You have requested my opinion as to the legality of the issuance by Mantra Venture Group Ltd., (the "Corporation") of up to 3,500,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed on or about November 23, 2009.  Pursuant to your request I have reviewed and examined:

(1) The Articles of Incorporation of the Corporation,  as in effect on this date, (the "Articles");

(2) Certain resolutions of the Board of Directors of the Corporation;

(3) The British Columbia Business Corporations Act;

(4) The Corporation's Stock Compensation and Stock Option Plans;

(5) The Registration Statement; and

(6). such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares, if issued as described in the Board Resolutions, Stock Compensation and Stock Option Plans will have been duly authorized, legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/Dennis Brovarone
Dennis Brovarone
Attorney at Law